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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Valero Energy Corporation

(Name of Registrant as Specified In Its Charter)

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THE PROMPT RETURN OF PROXY CARDS WILL SAVE THE EXPENSE OF
FURTHER REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM.

VALERO ENERGY CORPORATION
NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors has determined that the 2006 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, April 27, 2006 at 10:00 a.m., Central Time, at Valero’s offices located at One Valero Way, San Antonio, Texas 78249 (near the southwest corner of the intersection of I.H. 10 and Loop 1604 West), for the following purposes:
(1)	Elect four Class III directors to serve until the 2009 Annual Meeting or until their respective successors are elected and have been qualified;

(2)	Ratify the appointment of KPMG LLP as Valero’s independent registered public accounting firm for 2006; and

(3)	Transact any other business properly brought before the meeting.

By order of the Board of Directors,

Jay D. Browning
Vice President and Corporate Secretary
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
March 23, 2006

Annual Meeting of Stockholders
General Information
Information Regarding the Board of Directors
Independent Directors
Audit Committee
Compensation Committee
Executive Committee
Finance Committee
Nominating/Governance Committee
Lead Director/Meetings of Independent Directors
Communications with the Board, Independent Directors or Lead Director
Code of Ethics for Senior Financial Officers
Governance Documents
Compensation of Directors
PROPOSAL NO. 1 Election of Directors
Majority Voting Policy
Information Concerning Nominees and Other Directors
Beneficial Ownership of Valero Securities
Section 16(a) Beneficial Ownership Reporting Compliance
Performance Graph
Report of the Compensation Committee of the Board on Executive Compensation
Executive Compensation
Summary Compensation Table (2003-2005)
Option Grants in the Last Fiscal Year
Long Term Incentive Plans - Awards in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year
Estimated Annual Pension Benefits at Age 65
Equity Compensation Plan Information
Certain Relationships and Related Transactions
PROPOSAL NO. 2
KPMG LLP Fees for Fiscal Year 2004
Audit Committee Pre-Approval Policy
Report of the Audit Committee for Fiscal Year 2005
Other Business
Additional Information — Advance Notice Required for Stockholder Nominations and Proposals
Miscellaneous
Appendix A

VALERO ENERGY CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
April 27, 2006
General Information
This proxy statement is being mailed to stockholders beginning on or about March 23, 2006 in connection with the solicitation of proxies by the Board of Directors of Valero Energy Corporation to be voted at the 2006 Annual Meeting of Stockholders of Valero on April 27, 2006. The accompanying notice describes the time, place and purposes of the Annual Meeting.
Holders of record of Valero’s Common Stock, $0.01 par value, at the close of business on March 1, 2006 are entitled to vote on the matters presented at the Annual Meeting. On the record date, 619,469,844 shares of Common Stock were issued and outstanding and entitled to one vote per share.
Holders of record of Valero’s 2% Mandatory Convertible Preferred Stock (liquidation preference $25 per share) at the close of business on March 1, 2006 are entitled to vote on the matters presented at the Annual Meeting. On the record date, 2,451,191 shares of Preferred Stock were issued and outstanding, and entitled to 1.982 votes per share.
Action may be taken at the Annual Meeting on April 27, 2006 or on any date or dates to which the meeting may be adjourned. Holders of shares of Common Stock and Preferred Stock representing a majority of the voting power, present in person or represented by properly executed proxy, shall constitute a quorum. If instructions to the contrary are not given, shares will be voted as indicated on the proxy card. A stockholder may revoke a proxy at any time before it is voted by submitting a written revocation to Valero, returning a subsequently dated proxy to Valero or by voting in person at the Annual Meeting.
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, the New York Stock Exchange (“NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on such a proposal. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval. Pursuant to NYSE rules, brokers will have discretion to vote on the items scheduled to be presented at the Annual Meeting.
Valero pays for the cost of soliciting proxies and the Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities. Valero has retained Georgeson Shareholder Communications, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $12,500, plus reimbursement of certain out-of-pocket expenses.
Participants in Valero Benefit Plans please note:
In the case of participants in Valero’s thrift plan, the proxy card will represent (in addition to any shares held individually of record) the number of shares allocated to the participant’s accounts under the thrift plan. For those shares held under the plan, the proxy card will constitute an instruction to the trustee of the plan as to how those shares are to be voted. Shares for which instructions are not received may be voted by the trustee in accordance with the terms of the plan.
Information Regarding the Board of Directors
The business of Valero is managed under the direction of the Board of Directors. The Board conducts its business through meetings of the Board and its committees. During 2005, the Board held seven meetings and the standing committees held 22 meetings in the aggregate. No member of the Board attended less than 75% of the meetings of the Board and committees of which he or she was a member. The Company expects all Board members to attend the Annual Stockholder Meeting. All Board members attended the 2005 Annual Stockholder Meeting.
Valero’s Restated Certificate of Incorporation requires the Board to be divided into Class I, Class II and Class III directors, with each class serving a staggered three-year term.
The Board has standing Audit, Compensation, Executive, Finance and Nominating/Governance committees. Each committee has a written charter. The committees of the Board and the number of meetings held by each committee in 2005 are described below.
Independent Directors
The Board of Directors has one member of management, William R. Klesse, Chief Executive Officer and Vice Chairman of the Board, and 11 non-management directors. The Board has determined that 10 of 11 of its non-management directors meet the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual. The independent directors are: E. Glenn Biggs, W.E. “Bill” Bradford, Ronald K. Calgaard, Jerry D. Choate, Irl F. Engelhardt, Ruben M. Escobedo, Bob Marbut, Donald L. Nickles, Robert A. Profusek and Susan Kaufman Purcell.
William E. Greehey, Chairman of the Board, retired as Chief Executive Officer of the Company at the end of 2005. As a former member of management, Mr. Greehey is not an independent director under the NYSE’s listing standards, and cannot be considered as an independent director until three years after his retirement from his employment with the Company.
William R. Klesse, previously Executive Vice President and Chief Operating Officer of the Company, was elected Chief Executive Officer and Vice Chairman of the Board upon Mr. Greehey’s retirement as Chief Executive Officer. As a member of management, Mr. Klesse is not an independent director under the NYSE’s listing standards.
The Audit, Compensation and Nominating/Governance committees of the Board are each composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in the regulations of the Securities and Exchange Commission (“SEC”).

Independence Determinations
Under the NYSE’s listing standards, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board of Directors has determined that, other than being a director and/or stockholder of the Company, each of the independent directors named above has either no relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, or has only immaterial relationships with the Company, and is therefore independent under the NYSE’s listing standards.
As provided for under the NYSE listing standards, the Board of Directors has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. Under the NYSE listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement.
A relationship falls within the guidelines adopted by the Board if it:
•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•	consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years;

•	consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director or trustee pursuant to a matching gift program of the Company and made on terms applicable to employees and directors; or is in amounts that do not exceed $1 million per year; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.
Audit Committee
The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of Valero’s internal and external accountants and auditors, the adequacy of its financial controls and the reliability of financial information reported to the public. The Audit Committee also monitors Valero’s efforts to comply with environmental laws and regulations. The members of the Audit Committee during 2005 were Ruben M. Escobedo (Chairman), E. Glenn Biggs, and Susan Kaufman Purcell. Irl F. Engelhardt was appointed to the committee in 2006. The Audit Committee met eight times in 2005. For further information, see the “Report of the Audit Committee” below.
The Board of Directors has determined that each of the Audit Committee members meets the independence standards for audit committee members set forth in the NYSE listing standards and applicable regulations of the SEC. The Board of Directors has determined that a member of the Audit Committee, namely Ruben M. Escobedo, is an “audit committee financial expert” (as defined by the SEC), and that he is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.

Compensation Committee
The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. The Compensation Committee also approves and administers Valero’s equity compensation plans and incentive bonus plan. See "Report of the Compensation Committee of the Board on Executive Compensation” below. The members of the Compensation Committee are Bob Marbut (Chairman), W.E. “Bill” Bradford, Jerry D. Choate and Robert A. Profusek, none of whom is a current or former employee or officer of Valero. The Compensation Committee met seven times in 2005.
There are no compensation committee interlocks. For the previous three fiscal years, except for compensation arrangements disclosed in this proxy statement, the Company has not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any committee member, nor is the Company aware of any means, directly or indirectly, by which a committee member could receive a material benefit from the Company.
Executive Committee
The Executive Committee exercises the power and authority of the Board during intervals between meetings of the Board. With limited exceptions specified in Valero’s bylaws and under Delaware law, actions taken by the Executive Committee do not require Board ratification. The members of the Executive Committee during 2005 were William E. Greehey (Chairman), E. Glenn Biggs and Ruben M. Escobedo. Irl F. Engelhardt and William R. Klesse were appointed to the committee in 2006. The Executive Committee met one time in 2005.
Finance Committee
The Finance Committee reviews and monitors the investment policies and performance of the Company’s thrift and pension plans, insurance and risk management policies and programs, and finance matters and policies as needed. The members of the Finance Committee during 2005 were Ronald K. Calgaard (Chairman), Bob Marbut, Donald L. Nickles and Susan Kaufman Purcell. William E. Greehey was appointed to the committee in 2006. The Finance Committee met three times in 2005.
Nominating/Governance Committee
The Nominating/Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board. The committee also evaluates, recommends and monitors corporate governance guidelines, policies and procedures, including codes of business conduct and ethics. The members of the Nominating/Governance Committee are Jerry D. Choate (Chairman), W. E. “Bill” Bradford, Ronald K. Calgaard, Donald L. Nickles and Robert A. Profusek. The Nominating/Governance Committee met three times in 2005.
In addition to recommending Jerry D. Choate, William R. Klesse, Donald L. Nickles and Susan Kaufman Purcell as the director nominees for election as Class III directors at the 2006 Annual Meeting, the committee considered and recommended the appointment of a lead director to preside at meetings of the independent directors without management, and recommended assignments for the committees of the Board. The full Board approved the recommendations of the Nominating/Governance Committee and adopted resolutions approving the slate of director nominees to stand for election at the 2006 Annual Meeting, the appointment of a lead director and assignments for the committees of the Board. Since the date of the 2005 Annual Meeting, the committee also identified and interviewed Robert A. Profusek and

Irl F. Engelhardt as prospective board members, and recommended to the full board that they be elected as directors.
Selection of Director Nominees
The Nominating/Governance Committee solicits recommendations for potential Board candidates from a number of sources including members of the Board of Directors, officers of the Company, individuals personally known to the members of the Board of Directors, and third-party research. In addition, the committee will consider candidates submitted by stockholders. Any such submissions must be in writing and should include the candidate’s name, qualifications for Board membership, sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made. Submissions should be directed to the Company’s Corporate Secretary at the address indicated on the cover page of this proxy statement. The level of consideration that the committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the committee. The committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. In addition, in order to nominate a person for election as a director at an annual stockholders meeting, the bylaws of the Company require stockholders to follow certain procedures, including providing timely notice, as described under “Additional Information—Advance Notice Required for Stockholder Nominations and Proposals” below.
Evaluation of Director Candidates
The Nominating/Governance Committee is responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. The assessments include the qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. Each candidate must meet certain minimum qualifications, including:
•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•	skills and expertise complementary to the existing Board members’ skills; in this regard, the Board of Directors will consider the Board’s need for operational, managerial, financial, governmental affairs or other relevant expertise.
The committee may also consider the ability of the prospective candidate to work with the then-existing interpersonal dynamics of the Board of Directors and her or his ability to contribute to the collaborative culture among Board members.
Based on this initial evaluation, the committee will determine whether to interview the candidate, and if warranted, will recommend that one or more of its members, other members of the Board or senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the committee determines the nominees and submits them to the full Board for consideration and approval.
Following the above procedures, the committee identified, interviewed and recommended to the Board that Robert A. Profusek and Irl F. Engelhardt be elected as directors. Mr. Profusek was elected as a director at the meeting of the Board held on September 15, 2005. Mr. Engelhardt was elected as a director at the meeting of the Board held on January 19, 2006.

Lead Director/Meetings of Independent Directors
Pursuant to the recommendation of the Nominating/Governance Committee, the Board has designated Ronald K. Calgaard to serve as the Lead Director for meetings of the independent Board members outside the presence of management. The independent Board members regularly meet outside the presence of management.
Communications with the Board, Independent Directors or Lead Director
Stockholders and other interested parties may communicate with the Board, the independent directors or the Lead Director by sending a written communication in an envelope addressed to “Board of Directors,” “Independent Directors,” or “Lead Director” in care of the Company’s Corporate Secretary at the address indicated on the cover page of this proxy statement.
Code of Ethics for Senior Financial Officers
The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s principal executive officer, principal financial officer, and controller. This code charges the senior financial officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports the Company files with the SEC and compliance with applicable laws, rules and regulations.
Governance Documents
Valero has posted its Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, the charters of the committees of the Board of Directors and other governance documents on Valero’s internet website at http://www.valero.com (in the “Investor Relations” section). Valero’s governance documents are available in print to any stockholder of record who makes a written request to Valero. Requests must be directed to the Company’s Corporate Secretary at the address indicated on the cover page of this proxy statement.
Compensation of Directors
Non-employee directors (other than William E. Greehey, Chairman of the Board) receive a retainer fee of $60,000 per year, plus $1,500 for each Board and committee meeting attended in person and $1,000 for each Board and committee meeting attended telephonically. Directors who serve as chairperson of the Audit or Compensation Committees receive an additional $20,000 annually and directors who serve as chairperson of a committee other than the Audit or Compensation Committees receive an additional $10,000 annually. Each director is also reimbursed for expenses of meeting attendance. Directors who are employees of the Company receive no compensation (other than reimbursement of expenses) for serving as directors.
Mr. Greehey retired as Chief Executive Officer of the Company on Friday, December 30, 2005. Mr. Greehey is continuing to serve as Chairman of the Board at the request and upon the discretion of the Board. The Employment Agreement between Valero and Mr. Greehey, dated March 25, 1999, provides for Mr. Greehey to serve as Chairman, at the discretion of the Board, for a period of two years after his retirement as Chief Executive Officer at a rate of compensation equal to one-half of his base salary as Chief Executive Officer in effect at the time of his retirement. Accordingly, Mr. Greehey is receiving for his service as Chairman an amount per annum equal to $700,000. For more information, see “Transactions With Management and Others” below.

Valero maintains the Restricted Stock Plan for Non-Employee Directors, or Director Stock Plan, and the Non-Employee Director Stock Option Plan, or Director Option Plan, to supplement the compensation paid to non-employee directors and increase their identification with the interests of Valero’s stockholders through ownership of Common Stock. Each non-employee director receives an annual grant of Common Stock valued at $60,000 that vests (becomes nonforfeitable) in equal annual installments over a three-year period.
Under the Director Option Plan, each non-employee director receives an annual grant of options to purchase Valero Common Stock. The plan provides that each new non-employee director elected to the Board receives an initial grant of 5,000 options that vest in equal annual installments over a three-year period. On the date of each subsequent annual meeting of stockholders, each non-employee director (who is not a new non-employee director) receives a grant of 1,000 additional options that vest fully one year following the date of grant. Stock options awarded under the Director Option Plan have an exercise price equal to the market price of the Common Stock on the date of grant. All options expire seven years following the date of grant. Options vest and remain exercisable in accordance with their original terms if a director retires from the Board.
In the event of a “Change of Control” as defined in the Director Stock Plan and Director Option Plan, all unvested shares of Common Stock and options previously granted immediately become vested or exercisable. Each plan also contains anti-dilution provisions providing for an adjustment in the number of restricted shares or options, respectively, that have been granted to prevent dilution of benefits in the event any change in the capital structure of the Company affects the Common Stock.
PROPOSAL NO. 1 Election of Directors
(Item 1 on the Proxy Card)
The Company’s Board is divided into three classes for purposes of election. Four Class III directors will be elected at the Annual Meeting to serve a three-year term that will expire at the 2009 Annual Meeting. The nominees for Class III directors are Jerry D. Choate, William R. Klesse, Donald L. Nickles and Susan Kaufman Purcell.
The persons named in the enclosed proxy card intend to vote for the election of each of the nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees.
The Board of Directors recommends that stockholders vote “FOR ALL” nominees.
Directors are elected by a plurality of the votes cast by the holders of the shares of Common Stock and Preferred Stock represented at the Annual Meeting and entitled to vote. The nominees for Class III directors receiving the greatest number of votes, whether or not these votes represent a majority of the votes of the holders of the shares of Common Stock and Preferred Stock present and voting at the Annual Meeting, will be elected as directors. Votes “withheld” from a nominee will not count against the election of the nominee. However, any director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will be required to tender his or her resignation. See “Majority Voting Policy” below.
If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve.

Majority Voting Policy
The Board has adopted a majority voting policy. See Appendix A for the full text of the policy. Under the policy, in an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Withheld Director”) will promptly tender his or her resignation. The Nominating/Governance Committee will promptly consider the resignation submitted by the Withheld Director, and the Nominating/Governance Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Nominating/Governance Committee will consider all factors deemed relevant by the members of the committee, including the stated reasons why stockholders “withheld” votes for election from such Withheld Director, the length of service and qualifications of the Withheld Director, the Withheld Director’s contributions to the Company, and the company’s corporate governance guidelines.
The Board will act on the Nominating/Governance Committee’s recommendation no later than 90 days following the date of the stockholders meeting when the election occurred. In considering the Nominating/Governance Committee’s recommendation, the Board will consider the factors considered by the committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Nominating/Governance Committee’s recommendation, the Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.
To the extent that one or more Withheld Directors’ resignations are accepted by the Board, the Nominating/Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Information Concerning Nominees and Other Directors
The following table sets forth information concerning each nominee for election as a director for a three-year term of office that will expire in 2009 and the other members of the Board of Directors, whose terms expire in 2007 and 2008. The information provided is based partly on data furnished by the directors and partly on the Company’s records. There is no family relationship among any of the executive officers, directors or nominees for director of Valero.

		Executive
		Officer	Age as of
	Position(s) Held	or Director	December 31,	Director
Name	with Valero	Since (1)	2005	Class (2)

Nominees

Jerry D. Choate	Director	1999	67	III

William R. Klesse	Director, Vice Chairman of the Board and Chief Executive Officer	2001	59	III

Donald L. Nickles	Director	2005	57	III

Susan Kaufman Purcell	Director	1994	63	III

Other Directors

E. Glenn Biggs (3)	Director	2001	72	I

Ruben M. Escobedo	Director	1994	68	I

Bob Marbut	Director	2001	70	I

Robert A. Profusek	Director	2005	55	I

W. E. “Bill” Bradford	Director	2001	70	II

Ronald K. Calgaard	Director	1996	68	II

William E. Greehey	Director, Chairman of the Board	1979	69	II

Irl F. Engelhardt	Director	2006	59	II

(1)	Dates reported include service on the Board of Valero’s former parent company prior to Valero’s separation from that company in 1997.

(2)	The terms of office of Class III directors will expire at the 2009 Annual Meeting. The terms of office of the Class I directors will expire at the 2007 Annual Meeting and the terms of office of the Class II directors will expire at the 2008 Annual Meeting.

(3)	Directors are required to retire at the annual meeting of stockholders immediately following their 72nd birthday. Mr. Biggs will be retiring from the Board as of the date of the 2006 Annual Meeting in accordance with the retirement policy.

Class III Nominees
Mr. Choate retired from Allstate Corporation at the end of 1998 where he had served as Chairman of the Board and Chief Executive Officer since January 1, 1995. Mr. Choate also serves as a director of Amgen, Inc. and Van Kampen Mutual Funds. Mr. Choate has served as a director of Valero since 1999.
Mr. Klesse was elected as Valero’s Chief Executive Officer and Vice Chairman of the Board upon Mr. Greehey’s retirement as Chief Executive Officer at the end of 2005. Mr. Klesse was elected Executive Vice President and Chief Operating Officer of Valero in January 2003. He previously served as Executive Vice President—Refining and Commercial Operations of Valero since the closing of Valero’s acquisition of Ultramar Diamond Shamrock Corporation (“UDS”) on December 31, 2001. He had served as Executive Vice President, Operations of UDS from January 1999 through December 2001. Prior to that he served as an Executive Vice President for UDS since February 1995, overseeing operations, refining, product supply and logistics. Mr. Klesse is also a director of the managing general partner of Valero L.P. 1
Senator Nickles retired in January 2005 as U.S. Senator from Oklahoma after serving in the U.S. Senate for 24 years. Previously, he served in the Oklahoma State Senate for two years. During his tenure as a U.S. Senator, he held many leadership positions, including Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee and served on several other committees, including the Finance and Energy and Natural Resources Committees. Upon his retirement from the Senate, he formed and is the Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm. Senator Nickles also serves on the Board of Chesapeake Energy Corporation and Fortress America Acquisition Corporation. Senator Nickles has served as a director of Valero since February of 2005.
Dr. Purcell is the Director of the Center for Hemispheric Policy at the University of Miami. The center was formed to examine the relationship between the United States and Latin America with respect to economic development, trade, healthcare, politics, security and other issues. Dr. Purcell previously served as Vice President of the Americas Society in New York, New York since 1989 and also as Vice President of the Council of the Americas. She serves as a director of The Brazil Fund, Inc. and Scudder New Asia Fund, Inc. Dr. Purcell has served as a director of Valero or its former parent company since 1994.
Other Directors
Mr. Biggs will be retiring from the Board as of the date of the Annual Meeting in accordance with Valero’s retirement policy, which requires board members to retire at the Annual Meeting immediately following their 72nd birthday. Mr. Biggs is President of Biggs & Co., which is engaged in developmental projects and financial planning. He is currently Chairman of Hester Asset Management Corp. and Southwestern Bancorp. He previously served as Chairman of the Board of City Public Service, the gas and electric utility company for the City of San Antonio. He also served as a director of Valero Natural Gas Company from 1987 to 1989. Mr. Biggs served as a director of UDS or its predecessors since 1987, and has served as a director of Valero since Valero’s acquisition of UDS at the end of 2001.
Mr. Bradford is the retired Chairman of Halliburton Company. Prior to its 1998 merger with Halliburton, he was Chairman and Chief Executive Officer of Dresser Industries, Inc., where he had been

[1]	Valero L.P. is a Delaware limited partnership whose common units are listed on the NYSE under the symbol “VLI.” Valero, through its wholly owned subsidiaries, owns an aggregate of approximately 21.4% of the limited partner interests in Valero L.P. and also owns a 2% general partner interest.

employed in various capacities since 1963. He is also a director of Kerr-McGee Corporation. Mr. Bradford served as a director of UDS or its predecessors since 1992, and has served as a director of Valero since Valero’s acquisition of UDS at the end of 2001.
Dr. Calgaard is Chairman of the Ray Ellison Grandchildren Trust in San Antonio, Texas. He was formerly Chairman and Chief Executive Officer of Austin Calvert & Flavin Inc. in San Antonio from 2000 to February 2006. Dr. Calgaard served as President of Trinity University, San Antonio, Texas, from 1979 until his retirement in 1999. He is also a director of The Trust Company, N.A. and served as its Chairman from June 1999 until January 2000. He previously served as a director of Valero Natural Gas Company from 1987 to 1994. Dr. Calgaard has served as a director of Valero or its former parent company since 1996.
Mr. Engelhardt is Chairman of the Board of Peabody Energy Corporation, the world’s largest private-sector coal company. He has been a director of Peabody and its predecessor company since 1990. He served as both Chairman and Chief Executive Officer of Peabody from 1993 through 2005 when he retired as Chief Executive Officer. He served as Chief Executive Officer of a predecessor company from 1990 to 1998. Mr. Engelhardt is also a director of The Williams Companies, Inc. and is Deputy Chairman of The Federal Reserve Bank of St. Louis.
Mr. Escobedo has been with his own public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. and previously served as a director of Valero Natural Gas Company from 1989 to 1994. Mr. Escobedo has served as a director of Valero or its former parent company since 1994.
Mr. Greehey is the Chairman of the Board of Valero. He served as Chairman of the Board and Chief Executive Officer of Valero and its former parent company from 1979 until he retired as Chief Executive Officer at the end of 2005. He was also President of Valero from 1998 until January 2003. Mr. Greehey is also Chairman of the Board of the managing general partner of Valero L.P.
Mr. Marbut has been Chairman and Chief Executive Officer of Argyle Communications, Inc. since 1992, and Chairman and Chief Executive Officer of SecTecGLOBAL, Inc. since 2002. He also serves as Executive Chairman of Electronics Line 3000 Ltd. and as Chairman and Co-Chief Executive Officer of Argyle Security Acquisition Corporation. He is a director of Tupperware Corporation and Hearst-Argyle Television, Inc. He previously served as Chairman and Co-Chief Executive Officer of Hearst-Argyle Television, Inc., Chairman and Chief Executive Officer of Argyle Television, Inc. and of Argyle Television Holding, Inc., and as Vice Chairman, President and Chief Executive Officer of Harte-Hanks Communications, Inc. Mr. Marbut served as a director of UDS since 1990, and has served as a director of Valero since Valero’s acquisition of UDS at the end of 2001.
Mr. Profusek is a partner and heads the Mergers and Acquisitions department of the Jones Day law firm. His law practice focuses on M&A/takeovers, restructurings, and corporate governance matters, including compensation. He is also a director of CTS Corporation. He served as Executive Vice President of Omnicom Group Inc. from May 2000 to August 2002. Prior to May 2000, he was a partner at Jones Day, which he joined in 1975. Prior to his election as a director of Valero in 2005, Mr. Profusek served as a director of the managing general partner of Valero L.P. since 2001.
For detailed information regarding the nominees’ holdings of Common Stock, compensation and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Executive Compensation” and “Transactions with Management and Others.”

Beneficial Ownership of Valero Securities
2005 and 2004 Stock Splits. Valero effected a two-for-one Common Stock split on December 15, 2005 and on October 7, 2004. Each split was effected in the form of a Common Stock dividend. All share and per share data (except par value) in this proxy statement have been adjusted to reflect the effect of the 2005 stock split and the 2004 stock split for all periods presented.
The following table sets forth information with respect to each entity known to Valero to be the beneficial owner of more than 5% of its Common Stock as of December 31, 2005 and of its Preferred Stock as of March 1, 2006, and with respect to its Common Stock, is based solely upon statements on Schedules 13G filed by such entities with the SEC.

	Name and Address	Shares Beneficially	Percent
Title of Security	of Beneficial Owner	Owned	of Class *

Common Stock	FMR Corp. (1) 82 Devonshire Street Boston, Massachusetts 02109	77,519,559	12.56%

	Barclays Global Investors Japan Trust (2) and Banking Company Limited Ebisu Prime Square Tower, 8th Floor 1-1-39 Hiroo Shibuya-Ku Tokyo, Japan 150-0012	45,619,100	7.39%

	Barclays Global Investors, N.A. (3) 45 Fremont St., 17th Floor San Francisco, California 94105	36,412,048	5.90%

Preferred Stock	Bank of New York One Wall Street New York, New York 10286	1,146,200	46.76%

	Citibank, N.A. 3800 CitiBank Center B3-15 Tampa, Florida 33610	571,619	23.32%

	Deutsche Bank Securities Inc. 1251 Avenue of the Americas New York, New York 10020	319,898	13.05%

	Goldman, Sachs & Co. 180 Maiden Lane New York, New York 10038	180,190	7.35%

*	The reported percentages are based on 617,422,290 shares of Common Stock outstanding on December 31, 2005 and 2,451,191 shares of Preferred Stock outstanding on March 1, 2006.

(1)	FMR Corp. has filed with the SEC a Schedule 13G, reporting that it or certain of its affiliates beneficially owned in the aggregate 77,519,559 shares, that it had sole dispositive power with respect to 77,519,559 shares and sole voting power with respect to 9,995,882 shares.

(2)	Barclays Global Investors Japan Trust and Banking Company Limited has filed with the SEC a Schedule 13G, reporting that it or certain of its affiliates beneficially owned in the aggregate 45,619,100 shares, that it had sole voting power with respect to 40,336,245 shares and sole dispositive power with respect to 45,619,100 shares.

(3)	Barclays Global Investors, N.A. has filed with the SEC a Schedule 13G, reporting that it or certain of its affiliates beneficially owned in the aggregate 36,412,048 shares, that it had sole voting power with respect to 31,548,305 shares and sole dispositive power with respect to 36,412,048 shares.

Except as otherwise indicated, the following table sets forth information as of February 1, 2006 regarding Common Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table and all current directors and executive officers of Valero as a group. The persons listed below have furnished this information to Valero and accordingly this information cannot be independently verified by Valero.

	Common Stock
			Percent
	Shares	Shares Under	of Class
Name of	Beneficially	Exercisable	Common
Beneficial Owner (1)	Owned (2)(3)	Options (4)	Stock (2)

E. Glenn Biggs	15,718	93,176	*
Keith D. Booke	205,462	270,600	*
W. E. Bradford	42,718	93,176	*
Ronald K. Calgaard	26,025	26,000	*
Jerry D. Choate	14,586	54000	*
Michael S. Ciskowski	260,137	358,144	*
Irl F. Engelhardt	3,252	0	*
S. Eugene Edwards	209,545	256,580	*
Ruben M. Escobedo (5)	69,370	42,000	*
William E. Greehey	4,686,967	8,402,376	2.07%
Gregory C. King (6)	387,995	654,800	*
William R. Klesse	551,515	805,164	*
Bob Marbut (7)	46,636	93,176	*
Richard J. Marcogliese	56,571	236,800	*
Donald L. Nickles	3,270	3,334	*
Robert A. Profusek (8)	2,720	0	*
Susan Kaufman Purcell	23,114	47,976	*
All executive officers and directors as a group	6,603,601	11,437,302	2.85%

*	Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1)	The business address for all beneficial owners listed above is One Valero Way, San Antonio, Texas 78249.

(2)	As of February 1, 2006, 621,835,781 shares of Common Stock were issued and outstanding. No executive officer, director or nominee for director of Valero owns any class of equity securities of Valero other than Common Stock. The calculation for Percent of Class includes shares listed under the captions “Shares Beneficially Owned” and “Shares Under Exercisable Options.”

(3)	Includes shares allocated pursuant to the Valero Thrift Plan through January 31, 2006, as well as shares of restricted stock. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to vote or direct the vote and to dispose or direct the disposition of all such shares beneficially owned by him or her. Restricted stock may not be disposed of until vested. Does not include shares that could be acquired under options, which information is reported in the second column.

(4)	Includes options that are exercisable within 60 days from February 1, 2006. Shares subject to options may not be voted unless the options are exercised. Options that may become exercisable within such 60-day period only in the event of a change of control of Valero are excluded. Except as set forth in this proxy statement, none of the current executive officers, directors or nominees for director of Valero hold any rights to acquire Common Stock, except through exercise of stock options.

(5)	Includes 2,692 shares held by spouse and 2,692 shares held in a trust.

(6)	Includes 390 shares held by spouse

(7)	Includes 4,000 shares held by spouse and 4,680 shares held by a corporation controlled by the listed person.

(8)	Includes 2,000 shares purchased by the listed person on February 6, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires Valero’s executive officers, directors and greater than 10% stockholders to file with the SEC certain reports of ownership and changes in ownership. Based on a review of the copies of such forms received and written representations from certain reporting persons, Valero believes that during the year ended December 31, 2005 all Section 16(a) reports applicable to its executive officers, directors and greater than 10% stockholders were filed on a timely basis.
The following Performance Graph and Report of the Compensation Committee of the Board on Executive Compensation are not “soliciting material,” are not deemed filed with the SEC and are not to be incorporated by reference in any of Valero’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

Performance Graph
The following line graph compares the cumulative total return* on an investment in Valero Common Stock against the cumulative total return of the S&P 500 Composite Index and an index of peer companies selected by Valero for the five-year period commencing December 31, 2000 and ending December 31, 2005. The peer group selected by Valero consists of the following 10 companies that are engaged in the domestic energy industry: Amerada Hess Corp., Chevron Corp., ConocoPhillips, ExxonMobil Corp., Frontier Oil Corp., Marathon Oil Corp., Murphy Oil Corp., Occidental Petroleum Corp., Sunoco Inc., and Tesoro Corp. On June 30, 2005 Marathon Oil acquired Ashland Inc.’s interest in Marathon Ashland Petroleum LLC, and Ashland exited the refining and marketing business; therefore, Ashland was dropped from the peer group. On September 1, 2005, Valero acquired Premcor Inc.; therefore, Premcor was dropped from the peer group.

	12/2000	12/2001	12/2002	12/2003	12/2004	12/2005
Valero Common Stock	100	103.39	101.23	128.35	253.67	579.54
S&P 500	100	88.12	68.64	88.33	97.94	102.75
Peer Group	100	96.68	84.66	107.80	139.39	166.00
This Performance Graph and the related textual information are based on historical data and are not necessarily indicative of future performance.

*	Assumes that an investment in Valero Common Stock and that each index was $100 on December 31, 2000. “Cumulative total return” is based on share price appreciation plus reinvestment of dividends on Valero Common Stock from December 31, 2000 through December 31, 2005.

Report of the Compensation Committee of the Board on Executive Compensation
Valero’s executive compensation programs are administered by the Compensation Committee of Valero’s Board of Directors. The committee is composed of four independent directors who are not participants in the Company’s executive compensation programs. Policies adopted by the committee are implemented by Valero’s compensation and benefits staff. Valero’s executive compensation programs are intended to provide strong incentives for high performance, enabling Valero to recruit, retain and motivate the executive talent necessary to be successful.
Compensation Policies
Valero’s philosophy for compensating executive officers is based on the belief that a significant portion of executive compensation should be incentive based and determined by both the Company’s and the executive’s performance. Compensation for Valero executives includes base salary, an annual incentive bonus opportunity, and long-term, equity-based incentives. The CEO and other executive officers also participate in benefit plans generally available to other employees.
To assist with determining executive compensation, including base salary and annual and long-term incentive compensation, Valero utilizes a Compensation Peer Group, consisting of compensation database information and analyses of an independent compensation consultant retained by the committee that includes compensation practices and data for a group of 13 companies that have significant participation in the domestic oil refining and marketing industry, and includes those peer group companies included in the peer group for the Performance Graph for which compensation data is available. The selection of the companies included in the Compensation Peer Group reflects consideration of each company’s relative revenues, asset base, employee population and capitalization, along with the scope of managerial responsibility and reporting relationships for the positions under consideration. Additionally, Valero periodically references other independent compensation surveys for executive pay practices in the oil refining and marketing industry. Recommendations for base salary, bonuses and other compensation arrangements are developed under the supervision of the committee by Valero compensation and benefits staff utilizing the foregoing information and analyses and with assistance from the independent compensation consultant.
Annual incentive bonuses, when awarded, are related both to measures of Company financial performance and to individual performance. Long-term incentives, which can include performance shares, restricted stock, restricted stock units and stock option grants, are intended to balance executive management focus between short- and long-term goals and provide capital accumulation linked directly to Valero’s performance. For executive officers, including the CEO, base salary levels as well as annual and long-term incentive compensation are targeted at approximately the 50th percentile of the Compensation Peer Group.
Base Salaries
Base salaries for each executive position are set based on the Compensation Peer Group data for positions having similar duties and levels of responsibility. Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of the Company. Salaries are also periodically adjusted to remain competitive with the Compensation Peer Group.

Annual Incentive Bonus
Executive officers have the opportunity to earn an annual incentive bonus based on the following three factors:
•	the position of the executive officer, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus, with the targets ranging from a low of approximately 50% of base salary to approximately 125% of base salary for the CEO;

•	realization by the Company of quantitative financial performance goals approved by the committee; and

•	a qualitative evaluation of the individual’s performance.
For each executive, the target percentage of base salary is adjusted upward or downward depending upon whether Valero achieves certain financial performance goals. The committee retains discretion to further adjust bonus awards upward or downward by up to 25%, based upon such factors as the committee deems appropriate, and ultimately to determine whether to award a bonus to any individual. The following three, equally weighted quantitative measures of financial performance were utilized in establishing incentive bonuses for 2005:
•	earnings per share, or EPS, of Valero compared to a target EPS approved in advance by the committee;

•	total shareholder return, or TSR, compared to a target TSR approved in advance by the committee (TSR measures the growth in the daily average closing price per share of Valero’s Common Stock during the month of November, including the reinvestment of dividends, compared with the daily average closing price of Valero’s Common Stock during the corresponding period in the prior year); and

•	return on investment, or ROI, of Valero compared with the average ROI for the Peer Group for the 12-month period ended September 30, 2005.
For the EPS and TSR performance measures, the target percentage of base salary is subject to adjustment, upward or downward, based upon whether the Company’s EPS and TSR exceed or fall short of the target EPS and TSR, respectively. For the ROI financial performance measure, the target percentage of base salary is subject to adjustment, upward or downward, depending upon whether Valero’s ROI exceeds, or falls short of, the average ROI for the Peer Group.
For 2005, the Company’s performance was above the maximum EPS target, above the maximum TSR target, and slightly above the average ROI for the Peer Group. The three financial metrics generated a bonus payout level of approximately 173% of the original target bonus amounts. Considering the Company’s accomplishments during 2005, including record earnings, attaining a total shareholder return of over 128%, the completion of a two-for-one stock split for the second consecutive year, and the completion of the acquisition of Premcor Inc., the committee used its discretion and adjusted the bonus payout level upward by approximately 16%. Executives received bonus awards at an average of approximately 200% of the original target bonus amounts. To further emphasize Valero’s goal of increasing stock ownership as a component of both short- and long-term compensation, director-level-and-above employees were given the opportunity to purchase Valero Common Stock at fair market value utilizing 25% of their bonus award.

Long-term Incentive Awards
Valero provides stock-based, long-term compensation for executives through its 2005 Omnibus Stock Incentive Plan, which was approved by Valero’s stockholders on April 28, 2005. Prior to that approval, such compensation was provided under the 2001 Executive Stock Incentive Plan, which was approved by Valero’s stockholders on May 10, 2001. The plans provide for awards of performance shares that vest (become nonforfeitable) upon the achievement of an objective performance goal, as well as grants of restricted stock and stock options, each of which vest over a period determined by the committee.
For each eligible executive, a targeted number of long-term incentives is set with an aggregate hypothetical market value at the date of grant targeted at the 50th percentile of the Compensation Peer Group. The targeted award can then be adjusted based upon an evaluation of individual performance, which (for executives other than the CEO) is based upon the recommendation of the CEO, and other factors the committee deems appropriate. As with the annual incentive bonus, the committee retains the discretion to determine whether an award should be made.
Performance Shares
The total number of performance shares awarded is a function of Valero’s Common Stock price at the time of grant and the number of shares required to achieve a percentage of compensation target. The committee anticipates that awards of performance shares will generally be made annually. Performance shares are earned only upon the achievement of an objective performance measure. Total shareholder return is the performance measure utilized for determining what portion of performance share awards may vest. The committee believes this type of incentive award strengthens the tie between the named executive’s pay and the Company’s financial performance. Because performance share awards are intended to provide an incentive for future performance, determinations of individual awards are not based upon Valero’s past performance.
Each award is subject to vesting in three annual increments, based upon Valero’s total shareholder return during rolling three-year periods that end on December 31 of each year following the date of grant. At the end of each performance period, the Company’s total shareholder return is compared to the Peer Group and ranked by quartile. Participants then earn 0%, 50%, 100% or 150% of that portion of the initial grant amount that is vesting, depending upon whether Valero’s total shareholder return is in the last, 3rd, 2nd or 1st quartile, respectively, and they earn 200% if Valero ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for that subsequent period. For the performance period ended December 31, 2005, Valero’s performance ranked second in the group, placing Valero in the first quartile of the group and resulting in vesting of eligible shares at the 150% level.
Stock Options/Restricted Stock
The committee reviewed and revised its policy with respect to the stock option portion of long-term incentive awards in 2003, and this revised policy has continued through 2005. Anticipating the accounting rule change to require that options be expensed, and in view of the portion of previously granted options that remains unexercised, the committee determined to reduce the stock option portion of long-term incentive awards by approximately one-third and to replace that portion with a number of shares of restricted stock that are approximately equal in value. In addition, to further emphasize longer-term Company performance and to reduce compensation expense, the committee determined that awards of restricted stock and stock options will vest in equal annual installments over a period of five years. Generally, previous awards made by the committee vested over a period of three years. Options awarded in 2005 generally have seven-year terms and options awarded in prior years generally have ten-year terms. The award and vesting of stock options and restricted stock are not contingent upon achievement of any specified performance targets, but because the exercise price of options cannot be less than 100% of the fair market value of the Company’s Common Stock on the date of grant, options will provide a benefit to the executive only to the extent that there is appreciation in the market price of Valero Common Stock. Options and restricted stock are subject to forfeiture if an executive terminates employment prior to vesting.
Procedures for determining the number of stock options and restricted stock to be granted are in all material respects the same as for performance share awards. The committee anticipates awards of options and restricted stock will generally be made annually.
Stock Ownership Guidelines
The Board, Compensation Committee and Valero executives realize the importance of stock ownership as an effective means by which to align the interests of Valero directors and executives with those of Valero’s stockholders. In reviewing the stock ownership positions reported for the executive officers included in the Summary Compensation Table, the committee determined that Valero management has very high stock ownership levels when compared to the management teams of its peers and also determined that directors (other than recently elected directors) also have significant and appropriate ownership levels. The Valero corporate culture has long emphasized and reinforced the importance of stock ownership among its executives and directors.
During 2005, the committee worked with its outside consulting firm to formalize stock ownership and retention guidelines for directors and for Company officers to ensure continuation of Valero’s successful track record in aligning the interests of Valero directors and officers with those of Valero’s stockholders through ownership of Valero Common Stock. The guidelines were approved by the committee and the Board in October 2005.
Non-employee Director Stock Ownership Guidelines. Non-employee Directors are expected to acquire and hold during their service as a Valero board member shares of Common Stock equal in value to at least five times the annual cash retainer for directors. Directors have five years from their initial election to the Board of Directors to meet the target stock ownership guideline, and they are expected to continuously own sufficient shares to meet the guideline once attained.
Executive Stock Ownership Guidelines. Stock ownership guidelines for officers of the Company are as follows.

Value of Shares Owned
Chief Executive Officer	10.0x Base Salary
President	4.0x Base Salary
Executive Vice Presidents	3.0x Base Salary
Senior Vice Presidents	2.0x Base Salary
Vice Presidents	1.0x Base Salary
Company officers are expected to meet the applicable guideline within five years and they are expected to continuously own sufficient shares to meet the guideline once attained. The full text of the Company’s stock ownership and retention guidelines are posted in the Corporate Governance section of Valero’s internet website at http://www.valero.com (in the “Investor Relations” section).

Determination of the CEO’s Compensation
The Chief Executive Officer’s compensation is approved by the committee and the independent directors on Valero’s Board of Directors. Mr. Greehey’s base salary, which is determined as described above, was set at $1.3 million in 2000 and was increased to $1.4 million effective July 2003. His base salary remained at $1.4 million through 2005. Effective with Mr. Greehey’s retirement at year-end 2005, William R. Klesse was elected Chief Executive Officer. Mr. Klesse’s base salary as CEO was then set at $900,000. In determining the CEO’s annual incentive bonus for the 2005 bonus year, the committee considered the three financial performance measures as described above and made a similar discretionary upward adjustment as described above. On January 18 and 19, 2006, respectively, the committee and the independent directors approved a bonus award to Mr. Greehey equal to $3.5 million, which is 250% of his 2005 annual base salary; and a bonus award to Mr. Klesse equal to $1.2 million, which is 188% of his 2005 annual base salary.
With respect to Mr. Greehey’s long-term incentive awards, as with other Valero executives, a targeted number of long-term incentives was set with an aggregate hypothetical market value at the date of grant targeted at the 50th percentile of the Compensation Peer Group. Mr. Greehey received an award of 110,000 Performance Shares in February of 2005 pursuant to the procedures described above, which represents approximately 30% of the annual long-term incentive award target for 2005 for the CEO position based upon the estimated present value of the award on the date of grant. Mr. Klesse received an award of 24,000 Performance Shares in February of 2005 pursuant to the procedures described above, which represents approximately 30% of his annual long-term incentive award target.
In light of the committee’s determination to decrease option awards relative to other forms of long-term incentive compensation generally, and considering his current ownership of stock options and Common Stock, the committee determined that Mr. Greehey would not receive an award of options or restricted stock in 2005. Rather, the committee and the Board determined to make an award to Mr. Greehey consisting of 120,220 restricted stock units, payable in the form of cash, which represents the remaining 70% of the annual long-term incentive compensation target for Mr. Greehey for 2005. The award will vest in equal annual increments over a five-year period beginning on the first anniversary of the date of grant. The cash payment on the date of each vesting will be equal to one-fifth of the number of original units granted multiplied by the average price of Valero Common Stock on the vesting date. Accordingly, the value of the award will increase or decrease depending upon whether the price of Valero’s Common Stock increases or decreases during each vesting period, thereby aligning Mr. Greehey’s interests with the share price performance of the Company’s Common Stock. Mr. Klesse received an award of 44,000 stock options and 15,600 restricted shares, which represents the remaining 70% of the annual long-term incentive compensation target for Mr. Klesse in 2005.
Tax Policy
Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the CEO or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code’s definition of “performance based” compensation. Section 162(m) allows a deduction for compensation to a specified executive that exceeds $1 million only if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation. The committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. The committee believes that it is in the best interest of the Company for the committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the committee (which may include performance goals defined in the Internal Revenue Code) and other corporate goals the committee deems important to Valero’s success, such as encouraging employee retention, rewarding achievement of nonquantifiable goals and achieving progress with specific projects. Valero believes that stock options and performance share grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock, restricted stock units and other equity-based awards that are not subject to specific quantitative performance measures will likely not qualify as “performance based” compensation and, in such event, would be subject to 162(m) deduction restrictions.
Members of the Compensation Committee:
Bob Marbut, Chairman
W. E. “Bill” Bradford
Jerry D. Choate
Robert A. Profusek

Executive Compensation
The following table provides a summary of compensation paid for the last three years, if applicable, to Valero’s present and former CEO and to its other most highly compensated executive officers. The table shows amounts earned by such persons for services rendered to the Company in all capacities in which they served. Benefits under health care, disability, term life insurance, vacation and other plans available to employees generally are not included in the table.
All share and per share data have been adjusted to reflect the effect of the December 15, 2005 two-for-one common stock split and the October 7, 2004 two-for-one common stock split, both of which were effected in the form of a common stock dividend.
Summary Compensation Table (2003-2005)

				Long-Term Compensation
				Restricted	Securities
	Annual Compensation			Stock	Underlying	LTIP	All Other
Name and			Bonus	Awards	Options	Payouts	Compensation
Position(s)	Year	Salary($)	($)(2)	($)(3)	(#)(4)	($)(5)	($)(6)

William E. Greehey (1)	2005	1,400,000	3,500,000	0	0	29,280,638	5,869,014
Chairman of the Board	2004	1,400,000	2,800,000	0	0	13,694,457	6,035,122
and former Chief	2003	1,350,004	2,450,000	0	0	4,135,789	10,963,803
Executive Officer

William R. Klesse (1)	2005	638,000	1,200,000	740,649	44,000	3,636,805	64,419
Chief Executive Officer	2004	588,000	829,400	597,940	68,000	2,280,352	54,943
and Vice Chairman	2003	574,011	665,000	393,000	108,000	459,559	67,332
of the Board

Gregory C. King	2005	680,000	1,088,000	740,649	44,000	4,026,587	47,119
President	2004	630,000	1,020,000	640,650	76,000	2,268,597	44,453
	2003	602,501	825,000	471,600	124,000	557,980	51,147

Keith D. Booke (1)	2005	465,000	651,000	391,215	24,600	3,915,519	515,251
Former Executive	2004	441,000	604,500	384,390	46,000	1,769,010	34,484
Vice President &	2003	430,502	500,000	314,400	80,000	474,330	41,142
Chief Administrative Officer

Michael S. Ciskowski	2005	425,000	595,000	391,215	24,600	2,261,114	35,231
Executive Vice President	2004	375,000	552,500	384,390	46,000	1,181,201	30,304
& Chief Financial Officer	2003	342,500	500,000	314,400	68,000	254,397	27,940

Richard J. Marcogliese	2005	370,000	407,000	189,910	13,000	1,269,360	29,668
Executive Vice President-
Operations

S. Eugene Edwards	2005	356,000	391,600	187,061	11,400	1,139,531	29,693
Executive Vice President- Corporate Development and Strategic Planning

(1)	Mr. Greehey retired from his position as Chief Executive Officer on December 30, 2005. Mr. Klesse was elected Chief Executive Officer effective upon Mr. Greehey’s retirement. From January 2003 until his election as CEO, Mr. Klesse was Executive Vice President and Chief Operating Officer. Mr. Booke also retired at year-end 2005. For more information see “Transactions With Management and Others” below.

(2)	Executive bonuses were paid in cash.

(3)	Dividends are paid on restricted stock at the same rate as on Valero’s unrestricted Common Stock. Shares of restricted stock reported vest 1/5 annually over a five-year period. Amounts reported may include awards the executive has elected to defer. The aggregate number of unvested shares of restricted stock held at December 31, 2005 and the market value of such shares on that date (calculated according to SEC regulations without regard to restrictions on such shares) were: Mr. Greehey, 0 shares; Mr. Klesse, 62,000 shares, $3,189,280; Mr. King, 68,400 shares, $3,518,496; Mr. Booke, 0 shares; Mr. Ciskowski, 41,840 shares, $2,152,250; Mr. Marcogliese, 17,600 shares, $905,344; and Mr. Edwards, 17,204 shares, $884,974.

(4)	Securities underlying options to purchase Common Stock. All share and per share data have been adjusted to reflect the effect of the December 15, 2005 two-for-one stock split and the October 7, 2004 two-for-one stock split, both of which were effected in the form of a common stock dividend.

In 2004 and 2003 Valero awarded Mr. Klesse options to purchase 68,000 shares and 108,000 shares of Common Stock, respectively; additional options to purchase 144,624 shares and 208,336 shares of Common Stock, respectively, were issued as a result of reloads in a former UDS plan under which he was issued options in years prior to Valero’s acquisition of UDS.

(5)	LTIP payouts are the number of performance share awards vested for the years presented multiplied by the market price per share of Valero Common Stock on the vesting date. Amounts reported may include awards the executive has elected to defer. For further information, see the notes following the table entitled “Long Term Incentive Plans-Awards in Last Fiscal Year.” Mr. Greehey and Mr. Booke both retired as employees at year-end 2005. Their performance shares subject to vesting based upon 2005 Company performance vested in accordance with their terms in January 2006 at 150% of target upon certification by the Compensation Committee of 2005 Company performance. Their performance shares subject to vesting in 2006 and 2007 vested at 100% of target upon their retirement. For further information, see “Transactions With Management and Others” below.

(6)	Mr. Greehey received in 2005 an award of 120,220 restricted stock units, payable in the form of cash. The award will vest in equal annual increments over a five-year period beginning on the first anniversary of the date of grant. The cash payment on the date of each vesting will be equal to one-fifth of the number of original units granted multiplied by the average price of Valero Common Stock on the vesting date. For more information, see “Determination of the CEO’s Compensation” above. Assuming that all restricted stock units vested on the date of grant at the market price of Valero Common Stock on the date of grant, the award had an aggregate value on the date of grant of $5,707,745.

Mr. Booke’s amounts include $477,589 paid pursuant to a separation agreement between Valero and Mr. Booke in connection with his retirement from Valero at year-end 2005. For more information see “Transactions With Management and Others” below.

Amounts also include Company contributions pursuant to the Thrift Plan and Valero’s Excess Thrift Plan, unused portions of amounts provided by the Company under the Company’s Flexible Benefits Plan and that portion of interest accrued under the Executive Deferred Compensation Plan that is deemed to be at “above-market” rates under applicable SEC rules.

Messrs. Greehey, Klesse, King, Booke, Ciskowski, Marcogliese and Edwards were allocated $84,000, $38,280, $39,625, $28,538, $25,500, $22,200 and $21,360, respectively, as a result of Company contributions to the Thrift Plan and Valero’s Excess Thrift Plan for 2005.

Messrs. Klesse, Marcogliese and Edwards received $1,225, $77, and $289, respectively, in 2005 for unused portions of amounts provided by the Company under the Company’s Flexible Benefits Plan.

Messrs. Greehey, Klesse, King, Booke, Ciskowski, Marcogliese and Edwards received $8,109, $4,907, $5,010, $6,640, $7,247, $4,907, and $5,560, respectively, as reimbursement of certain membership dues.

Messrs. Greehey, Klesse, King, Booke, Ciskowski, Marcogliese and Edwards, each received $1,689 for imputed income for personal liability insurance in 2005.

Messrs. Greehey, King, Booke, Ciskowski, Marcogliese and Edwards each received $795 for imputed income for tax preparation in 2005.

Mr. Greehey also received $18,698 as a result of “above-market” allocations to the Executive Deferred Compensation Plan for 2005. Amounts for Mr. Greehey also include executive insurance policy premiums with respect to cash value life insurance (not split dollar life insurance) in the amount of $12,212 for 2003, 2004 and 2005. Amounts for Mr. Klesse also include executive insurance policy premiums with respect to cash value life insurance (not split dollar life insurance) in the amount of $14,681 for 2003, $12,051 for 2004 and $17,523 for 2005.

Stock Option Grants and Related Information
The following table provides further information regarding the grants of Valero stock options to the named executive officers reflected in the Summary Compensation Table.
Option Grants in the Last Fiscal Year

	Number of	Percent of
	Securities	Total Options		Market
	Underlying	Granted		Price at		Grant Date
	Options	to Employees	Exercise Price	Grant Date	Expiration	Present Value
Name	Granted (#)	in Fiscal Year	($/Sh)(1)	($/Sh)	Date	($)(2)

William E. Greehey	—	—	—	—	—	—

William R. Klesse	44,000 shares	1.39%	47.4775	47.4775	10/20/12	858,440

Gregory C. King	44,000 shares	1.39%	47.4775	47.4775	10/20/12	858,440

Keith D. Booke	24,600 shares	0.78%	47.4775	47.4775	10/20/12	479,946

Michael S. Ciskowski	24,600 shares	0.78%	47.4775	47.4775	10/20/12	479,946

Richard J. Marcogliese	13,000 shares	0.41%	47.4775	47.4775	10/20/12	253,630

S. Eugene Edwards	11,400 shares	0.36%	47.4775	47.4775	10/20/12	222,414

(1)	All options reported vest in equal increments over a five-year period from the date of grant, unless otherwise noted. In the event of a change of control of Valero, such options may become immediately exercisable pursuant to provisions of the plan under which such options were granted, a change of control agreement or an executive severance agreement. Under the terms of the Company’s option plans, the exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying option shares, subject to certain conditions.

(2)	The Black-Scholes option pricing model was used to determine grant date present value. This model is designed to value publicly traded options. Options issued under the Company’s option plans are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The estimated grant date present values presented in this table were calculated using an expected average option life of 5 years, risk-free rate of return of 4.31%, average volatility rate for the 5-year period prior to the grant date of 41.35%, and a dividend yield of 0.4%, which is the expected annualized quarterly dividend rate in effect at the date of grant expressed as a percentage of the market value of the Common Stock at the date of grant. The actual value of stock options could be zero; realization of any positive value depends upon the actual future performance of the Common Stock, which cannot be forecast with reasonable accuracy, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

Long Term Incentive Plans — Awards in Last Fiscal Year (1)

		Performance	Estimated Future Payouts
	Number of	or Other Period	Under Non-Stock Price-Based Plan
	Shares, Units	Until Maturation	Threshold	Target	Maximum
Name	or Other Rights	or Payout	(# Shares)	(# Shares)	(# Shares)

William E. Greehey (2)	36,667	12/31/05	0	36,667	73,334
	36,667	12/31/06	0	36,667	73,334
	36,666	12/31/07	0	36,666	73,332
William R. Klesse	8,000	12/31/05	0	8,000	16,000
	8,000	12/31/06	0	8,000	16,000
	8,000	12/31/07	0	8,000	16,000
Gregory C. King	8,667	12/31/05	0	8,667	17,334
	8,667	12/31/06	0	8,667	17,334
	8,666	12/31/07	0	8,666	17,332
Keith D. Booke (2)	5,534	12/31/05	0	5,534	11,068
	5,533	12/31/06	0	5,533	11,066
	5,533	12/31/07	0	5,533	11,066
Michael S. Ciskowski	5,400	12/31/05	0	5,400	10,800
	5,400	12/31/06	0	5,400	10,800
	5,400	12/31/07	0	5,400	10,800
Richard J. Marcogliese	3,667	12/31/05	0	3,667	7,334
	3,667	12/31/06	0	3,667	7,334
	3,666	12/31/07	0	3,666	7,332
S. Eugene Edwards	2,067	12/31/05	0	2,067	4,134
	2,067	12/31/06	0	2,067	4,134
	2,066	12/31/07	0	2,066	4,132

(1)	Long-term incentive awards for 2005 are grants of Performance Shares that were made in January 2005 under the 2001 Executive Stock Incentive Plan. Total shareholder return, or TSR, during a specified “performance period” was established as the performance measure for determining what portion of an award may vest. TSR is measured by dividing the sum of (a) the net change in the price of a share of Valero’s Common Stock between the beginning of the performance period and the end of the performance period, and (b) the total dividends paid on the Common Stock during the performance period, by (c) the price of a share of Valero’s Common Stock at the beginning of the performance period. Each Performance Share award is subject to vesting in three equal annual increments, based upon the Company’s TSR during rolling three-year periods that end on December 31, 2005, 2006 and 2007, respectively. At the end of each performance period, the Company’s TSR is compared to the TSR for the Peer Group. Valero and the companies in the Peer Group are then ranked by quartile. Participants then earn 0%, 50%, 100% or 150% of that portion of the initial grant or “target” amount that is vesting for such period, depending upon whether the Company’s TSR is in the last, 3rd, 2nd or 1st quartile of the Peer Group; 200% will be earned if the Company ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for such subsequent period.

(2)	Mr. Greehey and Mr. Booke both retired at year-end 2005. Their performance shares subject to vesting based upon 2005 Company performance vested in accordance with their terms in January 2006 at 150% of target upon certification by the Compensation Committee of 2005 Company performance. Their performance shares subject to vesting in 2006 and 2007 vested at 100% of target upon their retirement. For further information, see “Transactions With Management and Others” below.

The following table provides information regarding shares of Valero Common Stock and Valero L.P. units underlying options exercisable at December 31, 2005, and options exercised during 2005, for the executive officers named in the Summary Compensation Table.
Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values

	Securities					Value of Unexercised
	Acquired			Number of Securities		In-the-Money
	On		Value	Underlying Unexercised		Options at
	Exercise		Realized	Options at FY-End (#)		FY-End ($)
Name	(#)		($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William E. Greehey	1,212,756	shares	55,269,605	8,402,376	0	381,655,085	0	(1)

William R. Klesse	150,000	shares	4,831,669	765,080	307,824	32,001,318	9,574,553	(1)
	—	units(2)	—	13,333	0	206,128	0	(2)

Gregory C. King	156,824	shares	7,769,117	654,800	179,200	28,702,027	5,099,674	(1)
	—	units	—	20,000	0	309,200	0	(2)

Keith D. Booke	410,000	shares	19,193,865	270,600	0	10,081,588	0	(1)
	—	units	—	15,000	0	231,900	0	(2)

Michael S. Ciskowski	—	shares	—	358,144	102,200	15,608,634	2,902,498	(1)
	—	units	—	15,000	0	231,900	0	(2)

Richard J. Marcogliese	—	shares	—	236,800	48,200	10,255,487	1,331,881	(1)

S. Eugene Edwards	69,872	shares	2,089,055	356,196	45,720	15,769,299	1,299,066	(1)

(1)	Represents the dollar value obtained by multiplying the number of unexercised in-the-money options by the difference between the stated exercise price per share of the options and the closing market price per share of Valero’s Common Stock on December 31, 2005.

(2)	Represents the dollar value obtained by multiplying the number of unexercised in-the-money options by the difference between the stated exercise price per unit of the options and the closing market price per unit of Valero L.P.’s Common Units on December 31, 2005.

Certain of Valero’s executives have devoted a portion of their time and attention to the operations and management of Valero L.P., a Delaware limited partnership whose common units are listed on the NYSE under the symbol “VLI.” Valero, through its wholly owned subsidiaries owns an aggregate of approximately 21.4% of the limited partner interests in Valero L.P. and also owns a 2% general partner interest. In 2003, the Company’s ownership of Valero L.P. was reduced and Valero L.P. is no longer consolidated with the Company for financial reporting purposes. Prior to the deconsolidation of Valero L.P., those executives devoting a portion of their time and attention to the operations and management of Valero L.P. were awarded a portion of their long term incentive grants in the form of Valero L.P. restricted common units and options to purchase common units. Such grants ceased upon the deconsolidation of Valero L.P. in 2003.

Retirement Benefits
The following table shows the estimated annual gross benefits payable under Valero’s Pension Plan, Excess Pension Plan and Supplemental Executive Retirement Plan, or SERP, upon retirement at age 65, based upon the assumed compensation levels and years of service indicated and assuming an election to have payments continue for the life of the participant only.
Estimated Annual Pension Benefits at Age 65

Years of Service
Covered
Compensation	15	20	25	30	35

$200,000	$54,000	$71,000	$89,000	$107,000	$125,000
300,000	83,000	110,000	138,000	166,000	193,000
400,000	112,000	149,000	187,000	224,000	261,000
500,000	141,000	188,000	236,000	283,000	330,000
600,000	171,000	227,000	284,000	341,000	398,000
700,000	200,000	266,000	333,000	400,000	466,000
800,000	229,000	305,000	382,000	458,000	534,000
900,000	258,000	344,000	431,000	517,000	603,000
1,000,000	288,000	383,000	479,000	575,000	671,000
1,100,000	317,000	422,000	528,000	634,000	739,000
1,200,000	346,000	461,000	577,000	692,000	807,000
1,300,000	375,000	500,000	626,000	751,000	876,000
1,400,000	405,000	539,000	674,000	809,000	944,000
1,500,000	434,000	578,000	723,000	868,000	1,012,000
1,600,000	463,000	617,000	772,000	926,000	1,080,000
1,700,000	492,000	656,000	821,000	985,000	1,149,000
1,800,000	522,000	696,000	870,000	1,044,000	1,217,000
1,900,000	551,000	734,000	918,000	1,102,000	1,285,000
2,000,000	580,000	773,000	967,000	1,160,000	1,353,000
2,100,000	609,000	812,000	1,016,000	1,219,000	1,422,000
2,200,000	639,000	851,000	1,064,000	1,277,000	1,490,000
2,300,000	668,000	890,000	1,113,000	1,336,000	1,558,000
2,400,000	697,000	929,000	1,162,000	1,394,000	1,626,000
2,500,000	726,000	968,000	1,211,000	1,453,000	1,695,000
2,600,000	756,000	1,007,000	1,259,000	1,511,000	1,763,000
2,700,000	785,000	1,046,000	1,308,000	1,570,000	1,831,000
2,800,000	814,000	1,085,000	1,357,000	1,628,000	1,899,000
2,900,000	843,000	1,124,000	1,406,000	1,687,000	1,968,000
3,000,000	873,000	1,163,000	1,454,000	1,745,000	2,036,000
3,100,000	902,000	1,202,000	1,503,000	1,804,000	2,104,000
3,200,000	931,000	1,241,000	1,552,000	1,862,000	2,172,000
3,300,000	960,000	1,280,000	1,601,000	1,921,000	2,241,000
3,400,000	990,000	1,319,000	1,649,000	1,979,000	2,309,000
3,500,000	1,019,000	1,358,000	1,698,000	2,038,000	2,377,000
3,600,000	1,048,000	1,397,000	1,747,000	2,096,000	2,445,000
3,700,000	1,077,000	1,436,000	1,796,000	2,155,000	2,514,000
3,800,000	1,107,000	1,475,000	1,844,000	2,213,000	2,582,000
3,900,000	1,136,000	1,514,000	1,893,000	2,272,000	2,650,000
4,000,000	1,165,000	1,553,000	1,942,000	2,330,000	2,718,000

Valero maintains a noncontributory defined benefit Pension Plan in which virtually all employees are eligible to participate and under which contributions by individual participants are neither required nor permitted. Valero also maintains a noncontributory, non-qualified Excess Pension Plan and a non-qualified SERP, which provide supplemental pension benefits to certain highly compensated employees. The Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant’s average monthly compensation (based upon the participant’s earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service, including service with Valero’s former parent, affording the highest such average) times the participant’s years of credited service. The SERP provides an additional benefit equal to .35% times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. For purposes of the SERP, the participant’s most highly compensated consecutive 36 months of service, including employment with Old Valero and its subsidiaries, are considered. Compensation for purposes of the Pension Plan, Excess Pension Plan and SERP includes salary and bonus as reported in the Summary Compensation Table. Pension benefits are not subject to any deduction for social security or other offset amounts.
Credited years of service for the period ended December 31, 2005 for the executive officers named in the Summary Compensation Table are as follows: Mr. Greehey — 42 years; Mr. Klesse — 37 years; Mr. King — 12 years; Mr. Booke — 23 years; Mr. Ciskowski — 20 years; Mr. Marcogliese — 32 years; and Mr. Edwards — 23 years.

Equity Compensation Plan Information
The following table summarizes information for Valero’s compensation plans as of December 31, 2005.

	Number of		Number of
	Securities to be	Weighted-	Securities
	Issued Upon	Average	Remaining
	Exercise of	Exercise Price of	Available for
	Outstanding	Outstanding	Future Issuance
	Options,	Options,	Under Equity
	Warrants and	Warrants and	Compensation
	Rights	Rights	Plans (3)
Approved by stockholders:
2005 Omnibus Stock Incentive Plan	254,750	$47.48	19,661,292
Executive Stock Incentive Plans	3,881,164	9.96	—
Non-employee director Stock option plan	449,824	12.10	296,000
Non-employee director restricted stock plan	—	—	271,684
UDS non-qualified stock option plans (1)	2,795,372	7.93	—
Premcor non-qualified stock option plans (1)	3,224,172	21.18	—

Not approved by stockholders:
Non-qualified stock option plans	19,112,836	6.82	—
2003 All-Employee Stock Incentive Plan (2)	12,524,859	22.78	5,374,632

Total:	42,242,977	13.31	25,603,608

(1)	Various stock option plans were assumed by Valero (a) on December 31, 2001 upon consummation of the merger of Ultramar Diamond Shamrock Corporation (UDS) with and into Valero, and (b) on September 1, 2005 upon consummation of the merger of Premcor Inc. with and into Valero.

(2)	Officers and directors of the Company are not eligible to receive any grants under this plan.

(3)	Securities available for future issuance under these plans can be issued in various forms, including performance awards or restricted stock in addition to stock options.
For additional information on these plans, see Note 22 of the Notes to the Consolidated Financial Statements of the Company for the fiscal year ended December 31, 2005, which are included in Valero’s annual report on Form 10-K filed with the SEC on March 1, 2006.

Certain Relationships and Related Transactions
Transactions with Management and Others
Mr. Greehey retired as Chief Executive Officer of the Company on December 30, 2005. Valero previously entered into an employment agreement with Mr. Greehey, dated March 25, 1999. The agreement provided for Mr. Greehey to serve as Chief Executive Officer of Valero and receive an initial base salary of $900,000 per annum, subject to possible increase adjustments by the Board of Directors. His annual base salary during 2005, his last year of employment, was $1.4 million. During his employment as Chief Executive Officer, Mr. Greehey was also eligible to receive an annual bonus in an amount determined by the Board upon the recommendation of the Compensation Committee, and a prorated bonus for the year of his retirement. Since he served as Chief Executive Officer for all of 2005, he was eligible to and did receive a full bonus for 2005. The agreement provides for reimbursement of certain club membership dues and fees, tax planning services and a permanent life insurance benefit. The agreement also provides that if Mr. Greehey receives a cash payment, and the payment is determined to be subject to the excise tax required for certain “excess parachute payments,” then he shall receive a cash bonus to cover the amount of the excise tax payable, plus any taxes on such bonus amount.
Following his retirement as Chief Executive Officer, Mr. Greehey is continuing to serve as Chairman of the Board at the request and upon the discretion of the Board. The employment agreement provides for Mr. Greehey to serve as Chairman, at the discretion of the Board, for a period of two years after his retirement as Chief Executive Officer at a rate of compensation equal to one-half of his base salary as Chief Executive Officer in effect at the time of his retirement. Accordingly, Mr. Greehey is receiving for his service as Chairman an amount per annum equal to $700,000. If Mr. Greehey is removed from his position as Chairman by a majority of the remaining Board members, the agreement provides that he would be entitled to receive the balance of the two years of compensation for serving as Chairman.
Upon his retirement, in addition to retiree medical and other benefits payable to retirees generally, the agreement provided for Mr. Greehey to receive credit for eight additional years of service for purposes of calculating his pension benefits, vesting of certain outstanding equity and equity-based awards and the right to exercise vested stock options for the remainder of their original term, office and secretarial facilities, tax planning services, and $300,000 of permanent life insurance.
In connection with Mr. Greehey’s retirement as Chief Executive Officer of the Company, the Company, upon the approval of the Compensation Committee and the Board, amended his performance share award agreements to correct a timing issue regarding the vesting of performance shares based upon 2005 Company performance. Since Mr. Greehey was employed as Chief Executive Officer for all of 2005, it was determined that his performance shares that were subject to vesting in January 2006 based on 2005 Company performance (1/3 of his 2003, 2004 and 2005 grants) should be subject to vesting at the same time and the same level as those for other employees. However, Mr. Greehey’s performance share award agreements provided that upon retirement (December 30, 2005), unvested performance shares would vest automatically at the “target level,” or the 100% level. Accordingly, Mr. Greehey’s 2003, 2004 and 2005 performance share award agreements were amended to permit the “normal” vesting of shares scheduled to vest, based upon 2005 Company performance, at the January 2006 meeting of the Compensation Committee. This change also conformed Mr. Greehey’s agreements to those of other employees. Performance shares subject to vesting based upon 2005 Company performance vested in accordance with their terms in January 2006 at 150% of target upon certification by the Compensation Committee of 2005 Company performance. Performance shares subject to vesting in 2006 and 2007 vested at 100% of target upon Mr. Greehey’s retirement in accordance with the terms of the award agreements.

The Company entered into a separation agreement with Mr. Booke in connection with his retirement as Executive Vice President and Chief Administrative Officer of the Company at year-end 2005. The agreement provided for a payment to Mr. Booke equal to one year’s base salary; payment of his 2005 annual bonus as determined by the Compensation Committee in January 2006; vesting of previously granted stock options, restricted stock and performance shares that were unvested; crediting of eight additional years of service for purposes of calculating his pension benefits; payment of $8,000 (plus an amount for applicable taxes) for tax planning and preparation services; if requested, payment of up to $25,000 for outplacement services; one year of residential security monitoring service; and transfer of a club membership. Mr. Booke’s performance shares subject to vesting based upon 2005 Company performance vested in accordance with the terms of the performance share award agreements in January 2006 at 150% of target upon certification by the Compensation Committee of 2005 Company performance. Under the terms of the separation agreement, performance shares subject to vesting in 2006 and 2007 vested at 100% of target upon Mr. Booke’s retirement.
Valero has entered into change of control agreements with each of the named executive officers. These agreements are intended to assure the continued availability of these executives in the event of certain transactions culminating in a “change of control” of Valero. The change of control employment agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by the Company. If a “change of control” (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control of the Company. The agreements also provide that upon a change of control (1) all stock options held by the executive will vest and remain exercisable for the shorter of five years from the date of termination or the remainder of the original option term; (2) the restrictions and deferral limitations applicable to any restricted stock awards held by the executive will lapse, and such restricted stock awards shall become fully vested; and (3) all performance share awards held by the executive will fully vest and be earned and payable based on the deemed achievement of performance at 200% of target level.
If, during the three-year term, the Company terminates the executive’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or the executive terminates his employment for “good reason,” as defined in the agreement, and upon certain terminations prior to a change of control or in connection with or in anticipation of a change of control, the executive is generally entitled to receive the following payments and benefits: (1) accrued but unpaid compensation through the date of termination, including a pro-rata annual bonus; (2) a payment equal to two times their annual base salary, plus the executive’s highest annual bonus earned for any of the three full fiscal years ending prior to the date of the change of control; (3) the amount having an actuarial present value equal to the additional pension benefits the executive would have received had he continued to be employed (for purposes of both age and service credit) by the Company for an additional two years; (4) a payment equal to two years of additional employer contributions under the Company’s tax-qualified and supplemental defined contribution plans; (5) continued welfare benefits for two years; and (6) up to $25,000 of outplacement services. Each agreement provides that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.
Indebtedness of Management
No executive officer, director or nominee for director of Valero has been indebted to the Company, or has acquired a material interest in any transaction to which the Company is a party, during the last fiscal year.

PROPOSAL NO. 2
Ratification of Appointment of Independent Registered Public Accounting Firm
(Item 2 on the Proxy Card)
The Audit Committee of the Board of Directors determined on February 27, 2006 to engage KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. KPMG also served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2005 and December 31, 2004.
The Board requests stockholder approval of the following resolution adopted by the Audit Committee and the Board of Directors.
RESOLVED, that the appointment of the firm of KPMG LLP as the independent registered public accounting firm for the Company for the purpose of conducting an audit of the consolidated financial statements and internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending December 31, 2006 is hereby approved and ratified.
The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2006.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2006 will be permitted to stand unless the Audit Committee finds other good reason for making a change.
Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.
KPMG LLP Fees for Fiscal Year 2005
Audit Fees. The aggregate fees for the fiscal year 2005 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2005 included in Valero’s Form 10-K, review of Valero’s interim financial statements included in Valero’s 2005 Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC) were $6,499,741.
Of the foregoing audit fees, the fees specifically related to the audit of Valero’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 were $2,896,000.
Audit-Related Fees. The aggregate fees for the fiscal year 2005 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding caption were $123,500. These fees related primarily to the audit of Valero benefit plans.

Tax Fees. The aggregate fees for the fiscal year 2005 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $0.
All Other Fees. The aggregate fees for the fiscal year 2005 for services provided by KPMG, other than the services reported under the preceding captions, were $42,167. These fees related primarily to a compensation benchmarking study related to operations in Aruba.
KPMG LLP Fees for Fiscal Year 2004
Audit Fees. The aggregate fees for the fiscal year 2004 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2004 included in Valero’s Form 10-K, review of Valero’s interim financial statements included in Valero’s 2004 Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC) were $5,878,059.
Of the foregoing audit fees, the fees specifically related to the audit of Valero’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 were $3,220,106.
Audit-Related Fees. The aggregate fees for the fiscal year 2004 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding caption were $155,940. These fees related primarily to the audit of Valero benefit plans and consultation concerning financial accounting and reporting standards.
Tax Fees. The aggregate fees for the fiscal year 2004 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $336,831. These fees related primarily to tax credit research and consultation services.
All Other Fees. The aggregate fees for the fiscal year 2004 for services provided by KPMG, other than the services reported under the preceding captions, were $17,833. These fees related primarily to a compensation benchmarking study related to operations in Aruba.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted a pre-approval policy to address the approval of services rendered to Valero by its independent auditors. The text of that policy appears in Exhibit 99.01 to the Company’s report on Form 10-K for the fiscal year ended December 31, 2005.
None of the services (described above) for 2005 or 2004 provided by KPMG were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Report of the Audit Committee for Fiscal Year 2005 *
The Audit Committee is composed of three directors who are not officers or employees of the Company. Under the listing standards of the NYSE and applicable SEC regulations, all members are independent. The Board of Directors has adopted a written charter for the Audit Committee.
Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and generally accepted auditing standards, and an audit of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue their reports thereon. The committee monitors and oversees these processes. The committee approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board of Directors.
The committee has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The committee has received written confirmation from KPMG of its independence, and has discussed with KPMG that firm’s independence.
Based on the foregoing review and discussions and such other matters the committee deemed relevant and appropriate, the committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
Members of the Audit Committee:*
Ruben M. Escobedo, Chairman
E. Glenn Biggs
Susan Kaufman Purcell

*	Irl F. Engelhardt was appointed to the Audit Committee in 2006 and is therefore not listed in the Report of the Audit Committee pertaining to the fiscal year ended December 31, 2005. The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of Valero’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

Other Business
If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgment. The Board of Directors is not currently aware of any other matters that may be presented for action at the Annual Meeting.
Additional Information — Advance Notice Required for Stockholder Nominations and Proposals
Under Valero’s bylaws, stockholders intending to bring any business before an annual meeting of stockholders, including nominations of persons for election as directors, must give prior written notice to the Corporate Secretary regarding the business to be presented or persons to be nominated. The notice must be received at the principal executive office of Valero at the address shown on the cover page within the specified period and must be accompanied by the information and documents specified in the bylaws. A copy of the bylaws may be obtained by writing to the Corporate Secretary of Valero at the address shown on the cover page.
Recommendations by stockholders for directors to be nominated at the 2007 annual meeting of stockholders must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the proxy statement, if nominated, and to serve as a director, if elected. Notice and the accompanying information must be received at the principal executive office of Valero at the address shown on the cover page not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting.
The provisions of the bylaws do not affect any stockholder’s right to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Rule 14a-8 of the federal proxy rules specifies what constitutes timely submission for a stockholder proposal to be included in the Company’s proxy statement. If a stockholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company’s bylaws. A copy of these procedures is available upon request from the Corporate Secretary of the Company at the address shown on the cover page. One of the procedural requirements in the Company’s bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice must be received at the principal executive offices of Valero at the address shown on the cover page not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. It should be noted that those bylaw procedures govern proper submission of business to be put before a stockholder vote and do not preclude discussion by any stockholder of any business properly brought before the annual meeting. Under the SEC’s proxy solicitation rules, to be considered for inclusion in the proxy materials for the 2007 annual meeting of stockholders, stockholder proposals must be received by the Corporate Secretary at Valero’s principal offices in San Antonio, Texas by November 23, 2006. Stockholders are urged to review all applicable rules and, if questions arise, to consult their own legal counsel before submitting a nomination or proposal to Valero. One stockholder recommendation or proposal was received within the required period before the 2006 Annual Meeting, and it was withdrawn.

Miscellaneous
Financial Statements/Annual Report
Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2005, are contained in the Company’s Annual Report on Form 10-K which is being distributed to stockholders with this proxy statement.
Valero’s Annual Report to Stockholders for the fiscal year ended December 31, 2005 has simultaneously been mailed to stockholders entitled to vote at the Annual Meeting. The Annual Report is not to be treated as a part of the proxy materials.
Householding
The SEC has adopted rules that allow companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, as well as cost savings for companies by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke a consent to householding obtained by a broker, dealer or bank which holds shares for your account, you may do so by calling toll free at (800) 542-1061, or you may contact your broker.
Transfer Agent
Computershare Investor Services, Chicago, Illinois, serves as transfer agent, registrar and dividend paying agent. Correspondence relating to any stock accounts, dividends or transfers of stock certificates should be addressed to:
Computershare Investor Services
Shareholder Communications
P.O. Box A3504
Chicago, IL 60690-3504
(888) 470-2938
(312) 588-4700
By order of the Board of Directors,
Jay D. Browning
Vice President &
Corporate Secretary
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
March 23, 2006

APPENDIX A
Corporate Governance Principle on Majority Voting
1.	In an uncontested election of Directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (hereafter called a “Withheld Director”) will promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote.

2.	The Nominating/Governance Committee (the “Committee”) will promptly consider the resignation submitted by the Withheld Director, and the Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reasons why shareholders “withheld” votes for election from such Director, the length of service and qualifications of the Withheld Director, the Director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

3.	The Board will act on the Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting when the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Committee’s recommendation, the Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.

4.	To the extent that one or more Withheld Directors’ resignations are accepted by the Board, the Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

5.	Any Director who tenders his or her resignation pursuant to this provision will not participate in the Committee recommendation or Board consideration regarding the tendered resignation. If a majority of the members of the Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This committee may, but need not, consist of all of the independent Directors who did not receive a greater number of votes “withheld” from their election than votes “for” their election or who were not standing for election.

6.	This governance principle will be summarized or included in each proxy statement relating to an election of directors of the Company.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

This proxy will be voted or not voted as you direct. In the absence of such direction it will be voted FOR Proposals 1 and 2.	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND
INTERNET VOTING INSTRUCTIONS.

Proposal 1
The Board of Directors recommends a vote FOR the listed nominees.	Meeting Attendance

To elect four Class III directors to serve until the 2009 Annual Meeting.	Mark this box with an X if you plan to attend the Annual Meeting.	☐

	For	Withhold
01 - Jerry D. Choate	☐	☐

02 - William R. Klesse	☐	☐

03 - Donald L. Nickles	☐	☐

04 - Susan Kaufman Purcell	☐	☐
The Board of Directors recommends a vote FOR the following proposal.

Proposal 2	For	Against	Abstain
Ratify the appointment of KPMG LLP as Valero’s independent registered public accounting firm for 2006.	☐	☐	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
I (we) hereby revoke all proxies previously given to vote at the meeting or any adjournments thereof and acknowledge receipt of the Notice of Annual Meeting and Proxy Statement. All joint holders must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate full title or capacity in which you are signing.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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0 0 8 4 1 4 1	1 U P X	C O Y

1

       Proxy — VALERO ENERGY CORPORATION

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors has determined that the 2006 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, April 27, 2006 at 10:00 a.m., Central Time, at Valero’s offices located at One Valero Way, San Antonio, Texas 78249 (near the southwest corner of the intersection of I.H. 10 and Loop 1604 West.)
By signing on the reverse side, I (we) hereby appoint each of William R. Klesse, Gregory C. King and Jay D. Browning as proxy holders, with full power of substitution, to represent and to vote all stock of Valero Energy Corporation that the undersigned could vote at the Company’s Annual Meeting of Stockholders to be held at the Company’s offices at One Valero Way in San Antonio, Texas on Thursday, April 27, 2006 at 10:00 a.m., including any adjournment thereof, in the manner stated herein as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting.
Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

Telephone and Internet Voting Instructions
QUICK é EASY é IMMEDIATE é AVAILABLE 24 HOURS A DAY é 7 DAYS A WEEK
VALERO ENERGY CORPORATION encourages you to take advantage of convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the proxy statement and then follow these easy steps:

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the Holder Account Number (excluding the letter “C”) and Proxy Access Number located below.	•	Enter the information requested on your computer screen and follow the simple instructions.

•	Follow the simple recorded instructions.

Option 1: To vote as the Board of Directors recommends on ALL proposals: press 1

When asked, please confirm your vote by pressing 1.

Option 2: If you choose to vote on EACH proposal separately, press 2 and follow the simple recorded instructions.

12345
Holder Account Number	C0123456789	Proxy Access Number

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Standard Time, on April 27, 2006.
THANK YOU FOR VOTING